SUB-ADMINISTRATION AGREEMENT

        AGREEMENT made this 1st day of October, 1999, between BISYS Fund Services Ohio, Inc. (the "Administrator"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and Key Asset Management Inc. (the "Sub-Administrator"), a New York corporation having its principal place of business at 127 Public Square, Cleveland, Ohio 44114.

        WHEREAS, the Administrator has entered into a Management and Administration Agreement, dated October 1, 1999 ("Administration Agreement"), with The Victory Portfolios (the "Trust"), a Delaware business trust, concerning the provision of management and administrative services for the investment portfolios of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

        WHEREAS, the Administrator desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

        1. Services as Sub-Administrator. As provided herein, the Sub-Administrator will perform the following duties:

               (a) assist the Trust in the supervision of all aspects of the operations of the Funds except those performed by the investment adviser for the Funds under its Investment Advisory Agreement;

               (b) maintain office facilities (which may be in the office of Sub-Administrator or an affiliate);

               (c) furnish statistical and research data, clerical and internal compliance services relating to legal matters, except for those services provided pursuant to the terms of the Fund Accounting Agreement;

               (d) assist the Administrator in the preparation of the periodic reports to the Securities and Exchange Commission on Form N-SAR or any replacement forms thereto;

               (e) assist the Administrator in compiling data for (after review by the Trust's auditors) the Funds' federal and state tax returns and required tax filings other than those required to be made by the Trust's Custodian and Transfer Agent;

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               (f)    assist the Administrator in preparing and filing
                      compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

               (g) assist the Trust in the preparation, mailing and filing of the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statements;

               (h) assist the Administrator in preparing and filing timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act")

               (i) assist the Administrator in preparing and filing with the Securities and Exchange Commission all Registration Statements on Form N-1A and all amendments thereto with the advice of Trust's counsel;

               (j) assist the Administrator in preparing and filing with the Securities and Exchange Commission Proxy Statements and related documents with the advice of Trust's counsel and coordinate the distribution of such documents; and

               (k) provide Trustee Board meeting support, including assisting in the preparation of documents related thereto.

               The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

        2. Compensation; Reimbursement of Expenses. The Administrator will pay the Sub-Administrator for the services provided under this Agreement a fee with respect to each Fund calculated at the annual rate of up to five one-hundredths of one percent (.05%) of such Fund's average daily net assets for all Multiple Class Funds and all Single Class Funds. The Administrator shall also promptly reimburse the Sub-Administrator for all out-of-pocket expenses incurred in connection with the performance of its sub-administrative duties. The fee payable hereunder shall be calculated and paid on a monthly basis. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

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        For the purpose of determining fees payable to the Sub-Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Agreement and Declaration of Trust or in the prospectus or Statement of Additional Information respecting the Fund as from time to time in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

        3. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed).

        4. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until September 30, 2001, and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as the Sub-Administrator, with the written consent of the Administrator, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. This Agreement shall terminate automatically upon termination of the Administration Agreement. In addition, either party to this Agreement may terminate such Agreement prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from the Administrator, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to the Administrator, the Trust, and/or their respective designees, of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by the Administrator, the Sub-Administrator will provide the Administrator and/or the Trust with reasonable access to any Trust documents or records remaining in its possession.

        5. Standard of Care; Reliance on Records and Instructions; Indemnification. The Sub-Administrator shall use reasonable efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Administrator or the trust for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Administrator agrees to indemnify and hold harmless the Sub-Administrator, its affiliates, employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether

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

groundless or otherwise, and from and against any and all judgements, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or non-actions with respect to the performance of services under this Agreement with respect to a Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to the Sub-Administrator by the Administrator; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give the Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

        The Sub-Administrator agrees to indemnify and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgements, liabilities, losses, damages, costs, charges, counsel fees and other reasonable expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement, provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give the Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

        6. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records that the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the Administrator, or by the Securities and Exchange Commission at reasonable times.

        7. Uncontrollable Events. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

        8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be

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

furnished to the Administrator and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

        9. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of the Administrator and/or the Trust, turn over to the Administrator and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to the Administrator and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Administrator and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

        10. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the address set forth above, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

        11. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

        12. Assignment. This agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

        13. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

BISYS Fund Services Ohio, Inc.                 Key Asset Management Inc.

By: /s/ J. David Huber                         By:  /s/ Kathleen Dennis
Title: President                               Title: Senior Managing Director

Date:August 24, 1999                           Date: August 25, 1999

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                                   Schedule A
                                     To The
                          Sub-Administration Agreement
                                     Between
                         BISYS Fund Services Ohio, Inc.
                                       And
                            Key Asset Management Inc.

                              Dated October 1, 1999

1. Victory Balanced Fund                         26.Victory Federal Money Market Fund
2. Victory Diversified Stock Fund                27.Victory Convertible Securities Fund
3. Victory Government Mortgage Fund              28.Victory LifeChoice Conservative Investor Fund
4. Victory Growth Fund                           29.Victory LifeChoice Growth Investor Fund
5. Victory Financial Reserves Fund               30.Victory LifeChoice Moderate Investor Fund
6. Victory Fund for Income                       31.Victory Maine Municipal Bond Fund
7. Victory Institutional Money Market Fund          (Intermediate)
8. Victory Intermediate Income Fund              32.Victory Maine Municipal Bond Fund
9. Victory International Growth Fund                (Short-Intermediate)
10.Victory Investment Quality Bond Fund          33.Victory Michigan Municipal Bond Fund
11.Victory Lakefront Fund                        34.Victory Equity Income Fund
12.Victory Limited Term Income Fund              35.Victory National Municipal Bond Fund (Long)
13.Victory National Municipal Bond Fund          36.Victory National Municipal Bond Fund
14.Victory New York Tax-Free Fund                   (Short-Intermediate)
15.Victory Ohio Municipal Bond Fund              37.Victory Established Value Fund
16.Victory Ohio Municipal Money Market Fund      38.Victory Gradison Government Reserves Fund
17.Victory Ohio Regional Stock Fund
18.Victory Prime Obligations Fund
19.Victory Real Estate Investment Fund
20.Victory Special Growth Fund
        (eff. 3/29/99 Small Company
        Opportunity Fund)
21.Victory Special Value Fund
22.Victory Stock Index Fund
23.Victory Tax-Free Money Market Fund
24.Victory U.S. Government Obligations Fund
25.Victory Value Fund


BISYS Fund Services Ohio, Inc                   Key Asset Management Inc.


By: /s/ J. David Huber                          By: /s/ Kathleen Dennis
Title: President                                Title: Senior Managing Director

Date: August 24, 1999                           Date: August 24, 1999